NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	SVP/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL ANNOUNCES 5-for-4 STOCK SPLIT
Board’s Confidence in Bank’s Future Opportunities Drives Decision

EUGENE, OR, September 10, 2004 ---Pacific Continental Corporation (Nasdaq: PCBK), the bank holding company for Pacific Continental Bank, today announced that its board of directors authorized a 5-for-4 stock split payable October 15, 2004 to shareholders of record on September 30, 2004. Any partial shares generated from the split will be paid in cash at the September 30, 2004 closing price. This 5-for-4 stock split is expected to result in the issuance of approximately 1.7 million additional shares and will increase the number of shares outstanding to more than 8.5 million.

"The earnings achieved during the last two years and the prospect for future success provides us the confidence to take this action," said Hal Brown, president and CEO of Pacific Continental Corporation. "Besides signaling to our shareholders and interested investors that we feel the market opportunities for the bank are very good, we also believe that the stock split will help achieve greater liquidity for the company shares in the financial markets," added Brown.

In addition to a long record of paying cash dividends, the company has a history of paying stock dividends and declaring stock splits. The Company declared its first stock dividend in 1979; and since 1992 the company has declared six stock splits and paid six 10% stock dividends, including the current announced stock split. The table below details the stock split and stock dividend history since 1992. The cumulative share benefit of these actions is that a shareholder holding 100 shares of Pacific Continental common stock in 1992 would have 2,214 shares after the payment of today’s announced split.

PCBK Stock Split and Stock Dividend History
Date	Action Taken	Cumulative Shares
Initial Holdings		100
04-01-1992	2-for-1 Stock Split	200
09-30-1992	10% Stock Dividend	220
09-30-1993	10% Stock Dividend	242
04-05-1994	2-for-1 Stock Split	484
09-30-1994	10% Stock Dividend	532
09-29-1995	10% Stock Dividend	586
09-30-1996	10% Stock Dividend	644
09-30-1997	5-for-4 Stock Split	805
03-16-1998	3-for-2 Stock Split	1,208
10-19-2001	10% Stock Dividend	1,329
09-30-2003	4-for-3 Stock Split	1,771
09-30-2004	5-for-4 Stock Split	2,214

About Pacific Continental

Pacific Continental Bank is the operating subsidiary of Pacific Continental Corporation. The bank delivers its highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and not-for-profit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty years, and since 1979 the company has paid a cash dividend in twenty-five out of twenty-six years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine’s annual survey ranked Pacific Continental as the #1 Oregon company to work for within its size category. The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its "Business of the Year" during 2002, and Families in Good Company awarded the bank with its Quality Seal Award for employee flexibility in the workplace. Pacific Continental was also honored when the United Way of Lane County selected Pacific Continental as the "Outstanding Corporate Citizen" for its corporate leadership and ongoing commitment to the community. Pacific Continental's common stock is traded on the Nasdaq National Market under the stock symbol "PCBK". Additional information on Pacific Continental and its services including online and electronic banking can be found at www.therightbank.com.

Safe Harbor

This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: general economic conditions and its impacts on the company’s client base, loan concentrations; business conditions in the banking industry; the regulatory environment; new legislation; heightened national security risks including acts of terrorism; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition among financial institutions; fluctuating interest rate environments; cash flow, operating performance, availability of retained earning and decisions made by its board of directors with respect to dividend practices and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10K, the most recent Form 10-Q and other documents including any Form 8-Ks furnished or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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